Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 27, 2012, relating to the financial statements of M/I Homes, Inc. and subsidiaries, and the effectiveness of M/I Homes, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of M/I Homes, Inc. and subsidiaries for the year ended December 31, 2011, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Columbus, Ohio

June 7, 2012